UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 16, 2021

IMAGEWARE SYSTEMS, INC.
(Exact name of Registrant as specified in its Charter)

Delaware	001-15757	33-0224167
(State or other jurisdiction of incorporation)	(Commission File No.)	(IRS Employer Identification No.)

11440 W. Bernardo Court, Suite 300 San Diego, California 92127
(Address of principal executive offices)

(858) 673-8600
(Registrant’s Telephone Number)

Not Applicable
(Former name or address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of exchange on which registered
None	IWSY	N/A

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (17 CFR 230.405) or Rule 12b-2 of the Securities Exchange Act of 1934 (17 CFR 240.12b-2) ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act ☐

 Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Compensatory Arrangement of Kristin Taylor

On April 16, 2021, the Board approved an amendment to the equity compensation of Kristin Taylor, the Company’s President and Chief Executive Officer. Pursuant to the equity award amendment, Ms. Taylor is entitled to options (“Options”) to purchase up to 27.0 million shares of the Company’s common stock, par value $0.01 per share (“Common Stock”), at an exercise price of $0.067 per share (the “Grant”). Under the terms of the Grant: (i) 2.7 million Options vest immediately upon the date of the Grant, and (ii) the remaining 24.3 million Options vest over a period of three years with (A) one-third of the remaining 24.3 million Options vest on March 1, 2022; and (iii) the remaining two-thirds vesting in equal monthly amounts for 24 months thereafter.

Appointment of James Sight

On April 27, 2021 (the “Effective Date”), ImageWare Systems, Inc. (the “Company”) appointed James W. Sight to serve as a director on the Board of Directors (the “Board”).

James W. Sight currently serves on the Board of Directors of Griffon Corporation (NYSE: GFF) and Fiduciary Benchmarks Insights, LLC, an independent, private company that provides consulting services to the retirement plan industry. Mr. Sight has been a private investor for over twenty-five years, serving on the boards of numerous public companies, including most recently Photomedex, Inc. (formerly NASDAW: PHMD) from 2010 through 2015. Mr. Sight has over two decades of experience in corporate restructurings and financings, having advised both public companies and creditors in these areas serving as a board member, consultant and on creditors’ committees. From 2007 through 2012, Mr. Sight was a significant shareholder of Feldman Mall Properties, Inc., a real estate investment trust (formerly NYSE: FLMP), and served in the office of the REIT’s President; and from 1998 to 2006, he served as a consultant to LSB Industries (NYSE: LXU).

Mr. Sight will serve on the Board of Directors until the next annual meeting of shareholders of the Company, or until his successor is elected and qualified. As compensation as an independent director, he will receive: (a) a $30,000 annual cash retainer, payable in equal monthly installments in cash or shares of the; (b) a grant of options to purchase 750,000 shares of the Company's Common Stock (the “Initial Grant”), the exercise price of which shall be $0.065, which Initial Grant shall vest over a period of one year in equal monthly installments; (c) reimbursement for expenses related to Board meeting attendance and Committee participation; and (d) beginning on the first anniversary of the Effective Date, and on each annual anniversary thereafter (unless revised by the Board), an option to purchase 750,000 shares of Common Stock (the “Annual Grant”), the exercise price of which shall be such fair market value of the Company's Common Stock as determined on the date of grant as reported on the OTC Markets. The Initial Grant and Annual Grant shall contain such other terms and conditions as are customary for director grants and approved by the Board, including immediate vesting of all unvested options effective upon a change in control of the Company.

 There are no familial relationships between Mr. Sight and any director or executive officer of the Company, and there are no related party transactions between the Company and Mr. Sight that would require disclosure under Item 404(a) of Regulation S-K under the Securities and Exchange Act of 1934, as amended.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

IMAGEWARE SYSTEMS, INC.

Date: May 14, 2021	By:	/s/ Kristin Taylor
Kristin Taylor
Chief Executive Officer